                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

--------------------------------------------------------------------------------

Name:     PAX WORLD GROWTH FUND, INC.

Address of Principal Business Office:
(No. & Street, City, State, Zip Code)

          224 State Street
          Portsmouth, NH 03801

Telephone Number (including area code):    (800) 767-1729

Name and address of agent for service of process:

          Pax World Management Corp.
          222 State Street
          Portsmouth, NH 03801
          Attention: Thomas W. Grant
                     Laurence A. Shadek

Check Appropriate Box:

     Registrant is filing a Registrant Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES  / X /     NO  / X /

--------------------------------------------------------------------------------

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 17th day of March, 1997.

                                           PAX WORLD GROWTH FUND, INC.

                                           By:  /s/ Thomas W. Grant
                                              ----------------------------
                                               Thomas W. Grant, President

Attest:

/s/ Lee D. Unterman
--------------------------
Lee D. Unterman, Secretary